Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2019 RESULTS

Record Net Income, Growth in Loans, Deposits and Merchant Processing Income

Jericho, NY – July 25, 2019 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the three and six months ended June 30, 2019. Significant achievements during the quarter include:

•	Net income increased 56% to $3.5 million, or $0.45 per diluted share, for the current quarter compared to net income of $2.2 million, or $0.29 per diluted share, for the comparable period in 2018.

•	Returns on average assets and common equity were 1.89% and 14.04%, respectively, as compared to 1.51% and 10.47% for the quarter ended June 30, 2018.

•	Supported by a strong net interest margin of 4.89%, net interest income for the second quarter increased $1.9 million, or 29%, to $8.6 million compared to 2018.
•	Total assets increased 21% annualized, or $68.6 million, to $732.5 million when compared to December 31, 2018.
•	Loans increased 20% annualized, or $24.5 million on a linked quarter basis, to $514.6 million, primarily driven by our higher yielding commercial and consumer loan portfolios.
•	Continued solid asset quality metrics with no non-performing assets and an allowance for loan losses to total loans of 1.25% at June 30, 2019.
•	Merchant services fees increased 139% to $2.9 million compared to the quarter ended June 30, 2018. Total fee income represented 26.5% of total revenue for the quarter.
•	Efficiency ratio declined to 55.7% for the second quarter of 2019 compared to 61.4% for the comparable period of 2018.
•

Deposits totaled $623.2 million, a $54.8 million, or 19% annualized increase from December 31, 2018 with a cost of funds of 0.43% (including demand deposits). Deposit growth was primarily driven by our litigation and merchant platforms.

•	Average demand deposits represent approximately 39% of our average total deposits for the three and six months ended June 30, 2019.
•	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our continued strong performance and industry leading financial metrics are a testament to our unique business model and talented management group,” stated Tony Coelho, Chairman of the Board.

“We will continue to invest in talented people and technology to drive shareholder returns, leveraging our current and future business platforms,” stated Andrew C. Sagliocca, President and Chief Executive Officer.

Second Quarter Net Earnings and Returns

Net income for the quarter ended June 30, 2019 was $3.5 million, or $0.45 per diluted share, compared to $2.2 million, or $0.29 per diluted share for the same period in 2018.  Returns on average assets and common equity for the current quarter were 1.89% and 14.04% compared to 1.51% and 10.47% for the same period of 2018.

Net interest income for the second quarter of 2019 increased $1.9 million, or 29.3%, to $8.6 million, primarily due to growth in average interest earning assets totaling $128.6 million, or 22.4%, to $703.4 million when compared to 2018. Our net interest margin increased to 4.89% for the second quarter of 2019 compared to 4.63% in 2018 primarily due to volume increases in higher yielding loan categories and, to a lesser extent, increases in short-term interest rates. Average loans in the quarter increased $134.7 million, or 36.3%, to $505.7 million when compared to the second quarter of 2018. Loan growth was primarily driven by commercial loans. Increases in loans represent organic growth funded with core deposits (total deposits excluding certificates of deposit). Core deposits represent 96.8% of total deposits at June 30, 2019 while our loan-to-deposit ratio was 82.6%.

The provision for loan losses was $400 thousand for the second quarter of 2019, $100 thousand higher than the comparable period in 2018 which is reflective of growth in the loan portfolio. As of June 30, 2019, Esquire had no non-performing assets.

Noninterest income increased $1.1 million, or 56.1%, to $3.1 million for the second quarter of 2019. Our merchant services platform experienced strong growth, offset by decreased administrative service payment (“ASP”) fees on off-balance sheet funds. Merchant processing income increased $1.7 million or 139.1% compared to the second quarter of 2018. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and additional fee allocation arrangements with our ISO business partners. We continue to focus on prudently growing this source of stable fee income.  Other noninterest income, consisting primarily of ASP fee income, declined by $574 thousand or 74.6% compared to the quarter ended June 30, 2018. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds as well as short-term interest rates.

Noninterest expense increased $1.2 million to  $6.5 million for the second quarter of 2019,  driven by increases in employee compensation and benefits,  data processing, professional and consulting services and marketing costs. The increase in employee compensation and benefits costs was due to an increase in the number of employees as well as the impact of year end salary increases. Data processing costs were higher due to increased processing volume primarily driven by our merchant services platform as well as additional costs related to certain system implementations. Professional and consulting costs increased due to our IT enterprise-wide architecture assessments and other pre-development IT costs. Advertising costs increased due to certain targeted events focused on our commercial attorney platform. The Company’s efficiency ratio continued to improve to 55.7% for the three months ended June 30, 2019 as compared to the period ended 2018.

The effective tax rate for the second quarter of 2019 was approximately 27%.

Year to Date Net Earnings and Returns

Net income for the six months ended June 30, 2019 was $6.5 million, or $0.83 per diluted share, compared to $4.2 million, or $0.54 per diluted share for the same period in 2018. Returns on average assets and common equity for the six months ended June 30, 2019 were 1.84% and 13.47% compared to 1.50% and 10.00% for the same period of 2018.

For the six months ended June 30, 2019, net interest income increased $3.8 million, or 29.6%, to $16.5 million, primarily due to growth in average interest earning assets totaling $125.3 million, or 22.7%, to $677.4 million when compared to the same period in 2018. Our net interest margin increased to 4.92% for the six months ended 2019 compared to 4.65%  for the same period in 2018 primarily due to volume increases in higher yielding loan categories coupled with increases in short-term interest rates. Average loans for the six months ended 2019 increased $121.0 million, or 33.3%, to $484.1 million and average securities increased $8.7 million, or 6.0%, to $154.2 million when compared to the six months ended 2018.  Loan growth was primarily driven by commercial loans. Increases in loans represent organic growth funded with core deposits.

The provision for loan losses was $825 thousand for the six months ended June 30, 2019, $300 thousand higher than the comparable period in 2018. The higher provision is reflective of growth as well as the composition of the loan portfolio.

Noninterest income increased $1.1 million, or 27.5%, to $5.2 million for the six months ended 2019. Our merchant services platform experienced strong growth, offset by decreased ASP fees. Merchant processing income increased $2.5 million or 111.0% compared to the six months ended 2018. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and additional fee allocation arrangements with our ISO business partners. Other noninterest income, consisting primarily of ASP fee income, declined by $1.4 million or 74.7% compared to the six months ended June 30, 2018.

Noninterest expense increased $1.4 million to $12.0 million for the six months ended 2019, driven by an increase in compensation and benefits and data processing costs. The increase in compensation and benefits costs was due to an increase in the number of employees as well as the impact of year end salary increases. Data processing costs were higher due to increased processing volume primarily driven by our merchant services platform as well as additional costs related to certain system implementations. The Company’s efficiency ratio continued to improve to 55.3% for the six months ended June 30, 2019 as compared to the period ended 2018.

The effective tax rate for the six months ended 2019 was approximately 27%.

Balance Sheet

At June 30, 2019, total assets were $732.5 million, reflecting a $145.3 million, or 24.7% increase from June 30, 2018. This increase is primarily attributable to increases in loans totaling $122.9 million, or 31.4%, to $514.6 million, primarily driven by commercial attorney related, commercial real estate and consumer loans. This growth was funded with core low-cost deposits. The allowance for loan losses was $6.4 million, or 1.25% of total loans, as compared to $4.8 million, or 1.22% of total loans at June 30, 2018.

Total deposits were $623.2 million at June 30, 2019, a $126.1 million, or 25.4% increase from June 30, 2018. This was primarily due to a $63.8 million, or 37.4% increase in noninterest bearing demand deposits to $234.5 million and a  $58.8 million, or 19.0% increase in Savings, NOW and Money Market deposits to $368.8 million. Both increases are primarily due to increases in commercial and escrow low-cost deposits from our litigation and merchant customers.

Stockholders’ equity increased $15.9 million to $102.4 million at June 30, 2019 compared to June 30, 2018. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

The Company anticipates continued earnings growth in 2019 driven by its lending pipelines as well as its merchant services fee income opportunities.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements”  relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s 10-K as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(all dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2019	2018	2018
ASSETS
Cash and cash equivalents	$40,152	$30,562	$27,504
Securities available for sale, at fair value	147,693	145,698	147,768
Securities, restricted at cost	2,665	2,583	2,343
Loans	514,558	468,101	391,673
Less: allowance for loan losses	(6,433)	(5,629)	(4,789)
Loans, net of allowance	508,125	462,472	386,884
Premises and equipment, net	2,902	2,694	2,493
Other assets	30,913	19,890	20,195
Total Assets	$732,450	$663,899	$587,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$234,507	$212,721	$170,712
Savings, NOW and money market deposits	368,793	335,283	309,954
Certificates of deposit	19,870	20,417	16,449
Total deposits	623,170	568,421	497,115
Other liabilities	6,929	2,704	3,576
Total liabilities	630,099	571,125	500,691
Total stockholders' equity	102,351	92,774	86,496
Total Liabilities and Stockholders' Equity	$732,450	$663,899	$587,187

Selected Financial Data
Common shares outstanding	7,536,723	7,532,723	7,445,723
Book value per share	$13.58	$12.32	$11.62
Equity to assets	13.97%	13.97%	14.73%

Capital Ratios (1)
Tier 1 leverage ratio	12.85%	13.26%	12.87%
Common equity tier 1 capital ratio	16.63%	17.54%	17.53%
Tier 1 capital ratio	16.63%	17.54%	17.53%
Total capital ratio	17.79%	18.70%	18.67%

Asset Quality Ratios
Allowance for loan losses to total loans	1.25%	1.20%	1.22%
Non-performing loans to total loans	—%	—%	—%
Non-performing assets to total assets	—%	—%	—%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(all dollars in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Interest income	$9,322	$6,864	$17,806	$13,133
Interest expense	738	223	1,294	397
Net interest income	8,584	6,641	16,512	12,736
Provision for loan losses	400	300	825	525
Net interest income after provision for loan losses	8,184	6,341	15,687	12,211

Noninterest income:
Merchant processing income	2,895	1,211	4,709	2,232
Other noninterest income	195	769	462	1,823
Total noninterest income	3,090	1,980	5,171	4,055

Noninterest expense:
Employee compensation and benefits	3,587	3,008	7,023	6,069
Other expenses	2,920	2,281	4,965	4,492
Total noninterest expense	6,507	5,289	11,988	10,561
Income before income taxes	4,767	3,032	8,870	5,705
Income taxes	1,299	811	2,417	1,526
Net income	$3,468	$2,221	$6,453	$4,179

Earnings Per Share
Basic	$0.47	$0.30	$0.87	$0.57
Diluted	$0.45	$0.29	$0.83	$0.54

Selected Financial Data
Return on average assets	1.89%	1.51%	1.84%	1.50%
Return on average common equity	14.04%	10.47%	13.47%	10.00%
Net interest margin	4.89%	4.63%	4.92%	4.65%
Efficiency ratio(1)	55.7%	61.4%	55.3%	62.9%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

	For the Three Months Ended June 30,
	2019			2018
			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
INTEREST EARNING ASSETS
Loans	$505,688	$8,020	6.36%	$370,981	$5,657	6.12%
Securities, includes restricted stock	154,284	1,058	2.75%	154,224	1,006	2.62%
Interest earning cash	43,471	244	2.25%	49,686	201	1.62%
Total interest earning assets	703,443	9,322	5.32%	574,891	6,864	4.79%

NONINTEREST EARNING ASSETS	32,867			13,534

TOTAL AVERAGE ASSETS	$736,310			$588,425

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$364,699	$611	0.67%	$272,929	$167	0.25%
Time deposits	19,932	126	2.54%	33,780	51	0.61%
Total deposits	384,631	737	0.77%	306,709	218	0.29%
Short-term borrowings	1	—	—%	1	—	—%
Secured borrowings	88	1	4.56%	275	5	7.29%
Total interest bearing liabilities	384,720	738	0.77%	306,985	223	0.29%

NONINTEREST BEARING LIABILITIES
Demand deposits	244,072			193,555
Other liabilities	8,442			2,848
Total noninterest bearing liabilities	252,514			196,403
Stockholders' equity	99,076			85,037

TOTAL AVG. LIABILITIES AND EQUITY	$736,310			$588,425
Net interest income		$8,584			$6,641
Net interest spread			4.55%			4.50%
Net interest margin			4.89%			4.63%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yields/Cost (unaudited)

	For the Six Months Ended June 30,
	2019			2018
			(Dollars in thousands)
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
INTEREST EARNING ASSETS
Loans	$484,076	$15,212	6.34%	$363,085	$10,946	6.08%
Securities, includes restricted stock	154,174	2,123	2.78%	145,450	1,870	2.59%
Interest earning cash	39,109	471	2.43%	43,539	317	1.47%
Total interest earning assets	677,359	17,806	5.30%	552,074	13,133	4.80%

NONINTEREST EARNING ASSETS	28,259			9,906

TOTAL AVERAGE ASSETS	$705,618			$561,980

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$344,247	$1,040	0.61%	$258,499	$289	0.23%
Time deposits	20,101	251	2.52%	31,991	98	0.62%
Total deposits	364,348	1,291	0.71%	290,490	387	0.27%
Short-term borrowings	1	—	—%	2	—	—%
Secured borrowings	89	3	6.80%	276	10	7.31%
Total interest bearing liabilities	364,438	1,294	0.72%	290,768	397	0.28%

NONINTEREST BEARING LIABILITIES
Demand deposits	237,460			184,645
Other liabilities	7,114			2,308
Total noninterest bearing liabilities	244,574			186,953
Stockholders' equity	96,606			84,259

TOTAL AVG. LIABILITIES AND EQUITY	$705,618			$561,980
Net interest income		$16,512			$12,736
Net interest spread			4.58%			4.52%
Net interest margin			4.92%			4.65%